SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8K

                        Current Report
               Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported): March 4,
2005


                        JOHNSON & JOHNSON

     (Exact name of registrant as specified in its charter)


    New Jersey                1-3215              22-1024240

(State or other             Commission       (I.R.S. Employer
jurisdiction                File Number)    Identification No.)
of incorporation)



 One Johnson & Johnson Plaza, New Brunswick, New Jersey
08933

         (Address of principal executive offices) (zip code)


Registrant's telephone number including area code:
(732) 524-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-
2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-
4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Item 8.01 Other Events

New Brunswick, NJ, and Raleigh, NC, March 4, 2005 - Johnson & Johnson (NYSE: JNJ) and CLOSURE Medical Corporation (NASDAQ: CLSR), a global leader in biomaterial-based medical devices, today announced a definitive agreement whereby
CLOSURE   Medical  will  be  acquired  in  a  cash-for-stock
exchange. CLOSURE Medical is expected to operate as a stand-alone entity reporting through Ethicon, Inc., a Johnson & Johnson company, with whom CLOSURE Medical has worked since 1996 on the development of topical adhesives.

Under the terms of the agreement, CLOSURE Medical shareholders will receive $27.00 for each outstanding CLOSURE Medical share. The value of the transaction as of the anticipated closing date is estimated to be approximately $370 million based upon CLOSURE Medical's approximately 15.6 million fully diluted shares outstanding, net of estimated cash on hand at time of closing. Upon closing, Johnson & Johnson is expected to incur an estimated one-time after-tax charge of approximately $68 million or $.02 per share, reflecting the write-off of in-process research and development (IPR&D) charges. This transaction does not affect Johnson & Johnson guidance (excluding IPR&D) as reviewed at the year-end analyst meeting held on January 25, 2005.

The board of directors of CLOSURE Medical Corporation has approved the transaction, which is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. The agreement will require the approval of CLOSURE Medical's stockholders and is expected to close during the second quarter of 2005.


Exhibit No.       Description of Exhibit

99.15     Press Release dated March 4, 2005





                            SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   JOHNSON & JOHNSON




Date: March 7, 2005        By: /s/ Stephen J. Cosgrove
                               Stephen J. Cosgrove
                               Chief Accounting Officer